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                                                              Exhibit 10.23

                         AGREEMENT FOR BATCH PROCESSING

This agreement is made between Equifax Systems, Inc., a corporation with its principal office in Atlanta, GA ("SUBSCRIBER"), and Access Indiana Information Network (AIIN), a State of Indiana instrumentality operated under the authority of the Indiana Intelenet Commission.

WHEREAS, SUBSCRIBER is desirous of entering into an Agreement with AIIN for the purpose of receiving computer access to official driver license records ("Agreed Data") under the custody of the Indiana Bureau of Motor Vehicles, ("IBMV"); and

WHEREAS, SUBSCRIBER desires to purchase electronic access to said records now and in subsequent years, and to do so by electronic batch processing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, including the amounts hereinafter provided to be paid by SUBSCRIBER for such access, the parties hereto agree as follows:

     1. AIIN shall furnish to SUBSCRIBER Agreed Data requested by SUBSCRIBER, subject to any limitations to access to the IBMV database imposed by IBMV.

     2. SUBSCRIBER may request records directly from AIIN via Tape or, via a dial-up 19.2Kbps V.34 3780 to 3780 direct telecommunication line.

     3. SUBSCRIBER shall pay to AIIN a fee of $5.00 (five dollars) per record request. Payment shall be remitted to AINN within twenty (20) days from the date of the invoice. Invoices will be mailed monthly to the SUBSCRIBER'S address, which is:

          Ms. Linda Campbell
          Equifax Systems, Inc.
          P.O. Box 740006
          Registry Management, Drop 425
          Atlanta, GA  30374-0006

Accounts not paid when due may be fined, or may have their access terminated without notice.

     4. This agreement may be terminated at any time upon sixty (60) days advance notice by an instrument in writing, signed by a duly authorized representative of the party wishing to terminate, and mailed to the other party. This agreement may be immediately terminated upon any material breach of any covenant herein at the option of the non-breaching party, or upon cessation of the Indiana Intelenet Commission's Interagency Agreement with IBMV. Any notice of termination shall be deposited with the United States Postal Service, restricted delivery, return receipt requested, correctly



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addressed to the party to receive notice, and postage prepaid. SUBSCRIBER's address for notice shall be the address in paragraph 3 above. AIIN's address for notice is:

          Access Indiana Information Network
          ISTA Building, Suite 530
          150 West Market Street
          Indianapolis, IN  46204-2806

     5. This agreement constitutes the entire AGREEMENT of the parties and supersedes all other prior written or oral agreements between the parties with respect to the subject matter herein. This agreement may be changed, modified or amended at any time, but only by an instrument in writing, signed by duly authorized representatives of both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives.

"SUBSCRIBER"                           Access Indiana Information Network

by /s/ G.S. Iken         11/6/95       by /s/ William F. Bradley, Jr.  11/14/95
  -------------------    --------         ---------------------------  --------
  Authorized agent       Date             William F. Bradley, Jr.      Date
                                          Network General Manager
   G.S. Iken
---------------------
(Typed Name)

   Asst. V.P.
---------------------
(Typed Title)



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